UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FIRST INTERSTATE BANCSYSTEM, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, May 24, 2011
at 4:00 p.m., Mountain Daylight Time

          NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Tuesday, May 24, 2011, at 4:00 p.m. Mountain Daylight Time, for the following purposes:
1.	To elect seven directors to serve three-year terms, or until their respective successors have been elected and appointed;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
          Only shareholders of record as of the close of business on March 18, 2011 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.
          YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:
•	By Internet - access http://www.voteproxy.com and follow the on-screen instructions;

•	By Telephone - call 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;

•	By Mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In Person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ THOMAS W. SCOTT
Thomas W. Scott
Chairman of the Board of Directors

Billings, Montana
March 31, 2011

PROXY STATEMENT
PROPOSAL ONE
BOARD OF DIRECTOR NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2014
DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
IMPORTANT NOTE REGARDING CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BENEFICIAL OWNERSHIP TABLE
DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS
OTHER MATTERS

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF
FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information
This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40016 on or about March 31, 2011. Our board of directors, or the Board, is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 24, 2011. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.
We are pleased to take advantage of the Securities and Exchange Commission, or SEC, e-proxy rules that allow companies to post their proxy materials on the Internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 31, 2011. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.
When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our only bank subsidiary.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts, or if you hold more than one class of our common stock. If your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.
Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to “beneficial” owners of our common stock.
Is this proxy statement the only way that proxies are being solicited?
In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 18, 2011.

How many shares of common stock may vote at the annual meeting?
As of the record date, there were 16,104,756 shares of Class A common stock outstanding and entitled to vote and 26,846,057 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”
How are votes counted?
The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes in all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.
Is there a quorum requirement?
For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.
What is the difference between a “shareholder of record” and other “beneficial” holders?
These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.
How do I vote my shares?
If you are a “shareholder of record,” you can vote your proxy:
•	via internet at www.proxyvote.com;

•	by telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.
Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the annual meeting?
If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.
What is the Board’s recommendation on how I should vote my shares?
Proposal One - the Board recommends that you vote your shares FOR the election of each of the seven director nominees.
Proposal Two - the Board recommends you vote your shares FOR ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011.
Proposal Three - the Board recommends you vote your shares FOR the approval, on an advisory basis, of executive compensation as disclosed in this proxy statement.
Proposal Four - the Board recommends you vote your shares for the option of 2 YEARS for future advisory votes on executive compensation.

How will my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all seven director nominees, FOR the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011, FOR the approval, on an advisory basis, of executive compensation as disclosed in this proxy statement and for the option of 2 YEARS for future advisory votes on executive compensation.
Can my broker vote my shares for the proposal regarding the election of directors?
A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. The only routine matter in this proxy statement is Proposal Two to ratify the appointment of our independent registered public accounting firm. Proposal One to elect the director nominees, Proposal Three to conduct an advisory vote on executive compensation and Proposal Four to conduct an advisory vote on the frequency of future votes on executive compensation, are non-routine matters. Therefore, if we receive a proxy card with a broker non-vote, your proxy will be voted FOR Proposal Two and it will not be included in determining the number of votes cast with regard to Proposals One, Three or Four. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.
How are votes withheld, abstentions and broker non-votes treated?
Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
How do I change or revoke my proxy?
After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:
•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.
What vote is required?
With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the seven nominees for director must each respectively receive more than 50% of the affirmative votes to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.
With respect to Proposal Two to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.
With respect to Proposal Three to conduct an advisory vote on executive compensation, advisory approval will be obtained if the votes cast in favor of the matter exceed the votes cast in opposition. Broker non-votes will not count as a vote cast “FOR” or “AGAINST” this proposal, and will have no direct effect on the outcome of this proposal. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

With respect to Proposal Four to conduct an advisory vote on the frequency of future advisory votes on executive compensation, advisory approval will be obtained for the option receiving the most votes cast in favor of the matter. Abstentions and broker non-votes will not count as votes cast “FOR” or “AGAINST” any frequency choice and will have no direct effect on the outcome of the voting on this proposal.
With respect to all other business which may properly come before the annual meeting, unless a greater number of votes are required by law or by our articles of incorporation, the business will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.
Who will count the votes?
Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.
What if I have further questions?
If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: carol.donaldson@fib.com.
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PROPOSAL ONE
ELECTION OF DIRECTORS

In accordance with our amended and restated bylaws, the number of our directors must be at least five and not more than eighteen. We currently have sixteen directors. The Board is divided into three groups with staggered three-year terms. Randall I. Scott’s term as a director ends May 24, 2011. Mr. Scott is not a nominee for re-election.
A total of seven directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:
•	Steven J. Corning

•	Charles E. Hart, M.D., M.S.

•	James W. Haugh

•	Charles M. Heyneman

•	Thomas W. Scott

•	Michael J. Sullivan

•	Martin A. White
All of the director nominees, except for Charles M. Heyneman, are current members of the Board. Mr. Heyneman previously served as a director of ours from May 2004 through May 2010.
Unless authority to vote is withheld, the person named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the person entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
The following table sets forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.
BOARD OF DIRECTOR NOMINEES
FOR A THREE-YEAR TERM EXPIRING IN 2014

	Director
Name and Age	Since	Principal Occupation
Steven J. Corning, 58	2008	President and Chief Executive Officer, Corning Companies

Charles E. Hart, M.D., M.S., 61	2008	President and Chief Executive Officer, Regional Health, Inc.

James W. Haugh, 74	1997	Financial Consultant and Founder, American Capital, LLC

Charles M. Heyneman, 50	2004-2010	Lead Enterprise Architect, First Interstate Bank

Thomas W. Scott, 67	1971	Chairman of the Board, First Interstate BancSystem, Inc.

Michael J. Sullivan, 71	2003	Senior Attorney, Rothgerber Johnson & Lyons, LLP

Martin A. White, 69	2005	Retired Chief Executive Officer and Chairman, MDU Resources Group
A majority of votes are needed to elect a director. This means that the seven nominees for director must each respectively receive more than 50% of the affirmative votes to be elected.
The Board recommends a vote “For” each of the nominees named above.

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

	Director	Term
Name and Age	Since	Expires	Principal Occupation
Lyle R. Knight, 65	1998	2012	President, Chief Executive Officer and Director, First Interstate BancSystem, Inc.

David H. Crum, 66	2001	2013	President and Chief Executive Officer, Crum Electric Supply, Co., Inc.

William B. Ebzery, 61	2001	2013	Owner, Cypress Capital Management, LLC and Certified Public Accountant

John M. Heyneman, Jr., 43	2010	2013	Project Manager, Partnership for Wyoming’s Future

Ross E. Leckie, 53	2009	2012	Retired Partner, KPMG

Terry W. Payne, 69	2000	2013	President and Chief Executive Officer, Terry Payne & Co., Inc.

James R. Scott, 61	1971	2012	Vice Chairman of the Board, First Interstate BancSystem, Inc.

Julie A. Scott, 38	2003	2012	Trustee, Homer A. and Mildred S. Scott Foundation

Sandra A. Scott Suzor, 52	2007	2013	Partner and Director of Sales and Marketing, Powder Horn Ranch and Golf Club

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey & Pullen, LLP was appointed by the Audit Committee of the Board as our independent registered public accounting firm for the year ending December 31, 2011. The Audit Committee recommended that the Board ratify this appointment.
The Board ratified the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 and is submitting the appointment to our shareholders for ratification at the annual meeting. Representatives of McGladrey & Pullen, LLP are not expected to be present at the annual meeting.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to appoint an independent registered public accounting firm. This means that the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.
The Board recommends a vote “For” ratifying the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recent amendments to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, pursuant to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, require us to provide our shareholders an opportunity to cast an advisory vote to approve the compensation of the executive officers named in this proxy statement.
Our general compensation philosophy is that executive compensation should align with shareholders’ interests without encouraging excessive or unnecessary risk. Our executive compensation programs are designed to attract and retain qualified executive officers and establish an appropriate relationship between executive pay and the Company’s annual financial performance and long-term growth objectives. Long-term executive compensation, through the award of stock options, time restricted stock and performance restricted stock, encourages growth in executive stock ownership and helps drive performance that rewards both our executives and our shareholders.
We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement under the subheadings “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors.” This vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
This vote is advisory and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.
A majority of the shares entitled to vote and present in person or represented by proxy are needed to approve, on an advisory basis, the compensation of our executive officers. This means that our executive compensation will be approved, on an advisory basis, if the votes cast by shareholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.
The Board recommends a vote “For” advisory approval of the Company’s compensation of executive officers named in this proxy statement.
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PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

Recent amendments to Section 14A of the Exchange Act pursuant to the enactment of the Dodd-Frank Act also require us to obtain a shareholder advisory vote as to how frequently we should include a proposal, similar to Proposal Three above, asking for an advisory vote on the compensation of executive officers. Therefore, we are asking our shareholders to express their preference as to whether we should include an advisory vote to approve the compensation of our named executive officers every one, two or three years.
After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation every two years is appropriate and reflects a compromise between the advantages of the annual and the triennial voting alternatives. The Board also believes a vote every two years allows shareholders to evaluate the longer-term effects of the Company’s compensation programs, including the Company’s multi-year compensation structures, and is sensitive to shareholders who may not have sufficient time to perform an annual review of pay practices. Shareholders who have concerns about executive compensation during the intervals between advisory votes are welcome to bring their specific concerns to the attention of the Board. Please refer to the subheading “Shareholder Communications” below for information about communicating with the Board.
This vote is advisory and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
A majority of the shares entitled to vote and present in person or represented by proxy are needed to approve, on an advisory basis, the frequency of future votes on executive compensation. Shareholders will be choosing among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board of Directors’ recommendation. The period receiving the greatest number of votes will determine the period of time suggested to be used for such future votes.
The Board recommends a vote for the option of “Two Years” for the frequency of future advisory votes on executive compensation.
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IMPORTANT NOTE REGARDING CERTAIN INFORMATION
CONTAINED IN THIS PROXY STATEMENT

Unless otherwise indicated, all information relating to shares of our common stock contained in this proxy statement under “Security Ownership of Certain Beneficial Owners and Management,” “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” including options, restricted stock and per share information, gives effect to the recapitalization of our previously-existing common stock which occurred on March 5, 2010, and which, among other things, (1) redesignated our previously-existing common stock as Class B common stock, (2) effected a 4:1 forward stock split of Class B common stock, and (3) created a new class of common stock designated as Class A common stock.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 18, 2011 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Percentage of class beneficially owned as of March 18, 2011 is based on 16,104,756 shares of Class A common stock and 26,846,057 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 18, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.
Certain of our directors and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a “group,” as that term is defined in Section 13(d)(3) of the Exchange Act. This group is comprised of the following individuals and certain entities controlled by these individuals: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr., Homer A Scott, Jr. and Dan S. Scott.
Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.
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BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and nominees for director
James R. Scott(1)	5,064,613	23.9%	5,043,049	18.8%
Randall I. Scott(2)	4,444,444	21.6	4,432,824	16.5
Thomas W. Scott(3)	2,832,545	15.0	2,809,469	10.4
John M. Heyneman, Jr.(4)	1,725,128	9.7	1,723,156	6.4
Julie A. Scott(5)	995,264	5.8	993,292	3.7
Lyle R. Knight(6)	726,976	4.3	720,032	2.6
Sandra A. Scott Suzor(7)	433,890	2.6	412,092	1.5
Terry W. Payne(8)	176,010	1.1	173,096	*
William B. Ebzery(9)	141,246	*	137,860	*
Charles M. Heyneman(10)	141,103	*	137,611	*
David H. Crum(11)	66,459	*	21,256	*
James W. Haugh(12)	52,872	*	50,900	*
Michael J. Sullivan(13)	37,380	*	35,408	*
Martin A. White(14)	28,128	*	26,156	*
Ross E. Leckie(15)	24,518	*	17,432	*
Steven J. Corning(16)	17,180	*	15,208	*
Charles E. Hart, M.D., M.S.(17)	13,758	*	4,464	*

Named executive officers who are not directors
Terrill R. Moore(18)	216,423	1.3	136,374	*
Edward Garding(19)	196,902	1.2	87,388	*
Julie G. Castle(20)	58,238	*	45,334	*
Robert M. Cerkovnik(21)	47,186	*	29,934	*

All executive officers and directors as a group (20 persons)(22)	17,299,160	52.5	16,914,724	60.9
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BENEFICIAL OWNERSHIP TABLE (CONTINUED)

	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent
5% or greater security holders
First Interstate Bank(23)	8,022,175	35.9%	6,239,281	23.2%
Homer A. Scott, Jr.(24)	2,817,304	14.9	2,788,468	10.4
Dan S. Scott(25)	1,733,808	9.7	1,733,808	6.5
Heartland Advisors, Inc.(26) 789 North Water Street Milwaukee, WI 53202	1,474,872	9.2	-	*
Legg Mason Capital Management, Inc.(27) 100 International Drive Baltimore, MD 21202	950,000	5.9	-	*
Jonathan R. Scott(28)	974,215	5.7	971,170	3.6
Massachusetts Financial Services Company(29) 500 Boylston Street Boston, MA 02116	924,068	5.7	-	*
Hotchkis and Wiley Capital Management, LLC(30) 725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	825,927	5.1	-	*

*	Less than 1% of the class of common stock outstanding.

(1)	Includes 2,211,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 4,324 Class B shares owned beneficially as trustee for a Scott family member, 362,216 Class B shares and 3,800 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, 17,764 Class A shares owned through our profit sharing plan and 12,720 Class B shares issuable under stock options.

(2)	Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 45,196 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 429,180 Class B shares owned beneficially as trustee for Scott family members, 9,648 Class A shares owned through our profit sharing plan, 15,836 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options. Mr. Scott’s term as a director ends May 24, 2011. Mr. Scott is not a nominee for re-election.

(3)	Includes 23,076 Class A shares owned through our profit sharing plan and 68,608 Class B shares issuable under stock options.

(4)	Includes 1,155,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as trustee for Scott family members and 1,972 Class A shares issuable under stock options.

(5)	Includes 38,600 Class B shares owned beneficially as trustee for Scott family members, 28,520 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(6)	Includes 6,944 Class A shares owned through our profit sharing plan and 378,800 Class B shares issuable under stock options.

(7)	Includes 107,598 Class B shares owned beneficially for Scott family members and for which Ms. Suzor has sole voting and no investment authority, 26,798 Class B shares owned beneficially for a Scott family member and for which Ms. Suzor has shared voting and no investment authority, 1,410 Class A shares owned beneficially for a Scott family member and for which Ms. Suzor has shared voting and no investment authority, 6,384 Class B shares issuable under stock options and 4,388 Class A shares issuable under stock options.

(8)	Includes 33,096 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(9)	Includes 18,250 Class B shares owned through a family limited partnership, 34,024 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(10)	Includes 3,492 Class A shares owned through our profit sharing plan and 10,196 Class B shares owned beneficially for Scott family members and for which Mr. Heyneman has sole voting and no investment authority. Mr. Heyneman is a director nominee.

(11)	Includes 43,231 Class B shares held in trust for Crum family members, 21,256 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(12)	Includes 15,836 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(13)	Includes 15,836 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(14)	Includes 10,744 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(15)	Includes 1,960 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(16)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(17)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(18)	Includes 16,572 Class A shares owned through our profit sharing plan and 126,178 Class B shares issuable under stock options.

(19)	Includes 19,056 Class A shares owned through our profit sharing plan and 78,128 Class B shares issuable under stock options.

(20)	Includes 2,617 Class A shares owned through our profit sharing plan and 37,175 Class B shares issuable under stock options.

(21)	Includes 5,248 Class A shares owned through our profit sharing plan and 28,146 Class B shares issuable under stock options.

(22)	Includes 100,925 Class A shares owned through our profit sharing plan, 28,052 Class A shares issuable under stock options and 922,175 Class B shares issuable under stock options.

(23)	Includes 1,759,846 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 23,048 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members, 6,163,137 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members and 60,144 Class B shares that may be deemed to be beneficially owned as trustee for others. Shares owned beneficially by First Interstate Bank, as trustee, may also be owned beneficially by participants in our profit sharing plan, certain Scott family members and others.

(24)	Includes 28,836 Class A shares owned through our profit sharing plan.

(25)	Includes 1,168,000 Class B shares owned beneficially as managing general partner for various Scott family partnerships.

(26)	Based solely on a Schedule 13G report filed with the SEC, and prepared as of December 31, 2010. The shares are owned by Heartland Advisors, Inc., or Heartland, an investment advisor, and William J. Nasgovitz, by virtue of his control of Heartland. Heartland reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Beneficial ownership includes 887,600 shares owned by the Heartland Select Value Fund, a series of the Heartland Group, Inc. and a registered investment company.

(27)	Based solely on a Schedule 13G report filed with the SEC, and prepared as of December 31, 2010. Legg Mason Capital Management, Inc., or LMCM, an investment advisor, reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Beneficial ownership includes 950,000 Class A shares owned by Legg Mason Capital Management Special Investment Trust, Inc., an investment company managed by LMCM.

(28)	Includes 92,456 Class B shares owned beneficially as co-trustee for Scott family members, 19,571 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(29)	Based solely on a Schedule 13G report filed with the SEC, and prepared as of December 31, 2010. Massachusetts Financial Services Company, or MFS, an investment advisor, and/or certain other non-reporting entities, reported that it may be deemed to beneficially own the shares shown.

(30)	Based solely on a Schedule 13G report filed with the SEC, and prepared as of December 31, 2010. Hotchkis and Wiley Capital Management, LLC, or HWCM, an investment advisor, reported that it may be deemed to beneficially own the shares shown that are held by its clients who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information, as of December 31, 2010, regarding our equity compensation plans.

	Number of Securities	Weighted Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	For Future Issuance
	Outstanding Options,	Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by shareholders(2)	3,584,852	$16.15	942,254

Equity compensation plans not approved by shareholders	NA	NA	NA

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 Stock Option Plan and 2006 Equity Compensation Plan. See note 18 (stock-based compensation) of our audited financial statements for the fiscal year ended December 31, 2010 included in our annual report on Form 10-K.

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information concerning each of our current directors, director nominees and executive officers.

Name	Age	Position
Thomas W. Scott	67	Chairman of the Board
James R. Scott	61	Vice Chairman of the Board
Lyle R. Knight	65	President, Chief Executive Officer and Director
Edward Garding	61	Executive Vice President and Chief Operating Officer
Terrill R. Moore	58	Executive Vice President and Chief Financial Officer
Julie G. Castle	50	President, First Interstate Bank Wealth Management
Robert M. Cerkovnik	52	Senior Vice President and Chief Credit Officer
Steven J. Corning	58	Director
David H. Crum	66	Director
William B. Ebzery	61	Director
Charles E. Hart, M.D., M.S.	61	Director
James W. Haugh	74	Director
Charles M. Heyneman	50	Director Nominee
John M. Heyneman, Jr.	43	Director
Ross E. Leckie	53	Director
Terry W. Payne	69	Director
Julie A. Scott	38	Director
Randall I. Scott(1)	57	Director
Michael J. Sullivan	71	Director
Sandra A. Scott Suzor	52	Director
Martin A. White	69	Director

(1)	Term expires May 24, 2011. Not a nominee for re-election.
Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. He began his employment with the Company in 1969. Mr. Scott served as our chief executive officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the Board of First Interstate Bank since January 2002 and was Chairman of the Board of First Western Bank and The First Western Bank Sturgis from January 2008 until they were merged into First Interstate Bank in September 2009. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and was a member of the Federal Reserve Bank Board of Minneapolis from 2007 to 2009. Mr. Scott also serves as Chairman of Leadership Montana. Mr. Scott received his Bachelor of Arts degree in Economics from the University of Wyoming. Mr. Scott is the brother of James R. Scott, the father of Julie A. Scott and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Sandra A. Scott Suzor and Randall I. Scott.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience as a result of his years of service in top executive management positions with the Company and other family-related businesses, as well as his service on other corporate boards. Mr. Scott has extensive knowledge of the economies of our region and communities the Company serves and over the years has exercised community leadership positions. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history.

James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. He has served as a director of First Interstate Bank since 2007. In addition, Mr. Scott served as a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Mr. Scott is Chairman of the Padlock Ranch Corporation, Chairman of Scott Family Services, Inc., Managing Partner of J.S. Investments, board member of the Foundation for Community Vitality and board member of the Fountain Valley School. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006 and as Chairman of the Homer A. and Mildred S. Scott Foundation from 1990 to 2006. Mr. Scott is the brother of Thomas W. Scott, and the uncle of Charles M. Heyneman, John M. Heyneman, Jr., Sandra A. Scott Suzor, Randall I. Scott and Julie A. Scott.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses. Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history. Mr. Scott is Chairman of the Executive Committee.
Lyle R. Knight has been our Chief Executive Officer, since January 2004, our President since 1998 and was the Chief Operating Officer of First Interstate Bank from 1998 to 2003. Mr. Knight has also served as a director of ours, First Interstate Bank and First Interstate BancSystem Foundation since 1998. In addition, Mr. Knight served as Chief Executive Officer and a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President of a large Arizona-based bank. Mr. Knight serves as Vice President of the National Executive Board of the Boy Scouts of America. He also serves as Chairman of Billings Clinic, is a director of the Montana Chamber of Commerce Foundation, is a trustee for the University of Montana Foundation and is a member of the University of Wyoming College of Business Advisory Council. Mr. Knight is a past member of the Federal Reserve Board Advisory Committee. He received his Bachelor of Science degree in Banking and Finance from the University of Utah and is an honors graduate of the Pacific Coast Banking School. Mr. Knight plans to retire as our Chief Executive Officer effective March 31, 2012.
The qualifications of Mr. Knight identified by the Board include the following: Mr. Knight has significant executive management and business experience including his years of service to the Company and other banking institutions. Mr. Knight has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He also provides strategic insight and direction to the Company.
Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Operating Officer since August 2010. Mr. Garding served as our Chief Credit Officer from 1999 to August 2010. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and a director of First Western Bank and The First Western Bank of Sturgis from January 2008 to September 2009. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of First Interstate Bank from 1998 to 2001 and President of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971. He received his Bachelor of Science degree in Business from Montana State University-Billings. Mr. Garding serves as Vice Chairman of the Montana Bankers Association, is a board member of the Montana State University-Billings School of Business and is past Chairman and board member of the Pacific Coast Banking School.
Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979. Mr. Moore received his Bachelor of Arts degree in Business from Montana State University. He is a certified public accountant. Mr. Moore is a director of St. Vincent Healthcare and Yellowstone Boys & Girls Ranch. Mr. Moore is a past Chairman of the Montana Board of Investments.

Julie G. Castle has been an Executive Vice President of ours since August 2010 and President of Wealth Management of First Interstate Bank since July 2007. In addition, Ms. Castle has served as a director of First Interstate Bank since June 2008 and a director of First Western Bank and The First Western Bank Sturgis from January 2008 to September 2009. Prior to joining our management team, Ms. Castle served as Senior Vice President and Regional Executive of Bank of America in Boston, Massachusetts from 2003 to July 2007. Prior to those appointments, Ms. Castle served in various executive positions within Bank of America since 1988. Ms. Castle received her Bachelor of Science degree in Human Development from the University of California, Davis.
Robert M. Cerkovnik has been a Senior Vice President of ours since February 2008 and our Chief Credit Officer since September 2010. Prior to that time, Mr. Cerkovnik served as Senior Credit Officer and Credit Department Manager since February 2003 and served in various credit-related positions since September 1996. Prior to working for us, Mr. Cerkovnik served in credit and lending positions with Wells Fargo and First Interstate Bank of California since 1984. Mr. Cerkovnik received his Bachelor of Science degree in Business from the University of Montana.
Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as President and Chief Executive Officer of Corning Companies and has been the owner, President and Broker of Corning Companies Commercial Real Estate Services since 1979. Mr. Corning received his Bachelor of Arts degree in American Government Cum Laude from Harvard University.
The qualifications of Mr. Corning identified by the Board include the following: Mr. Corning has significant executive management and business ownership entrepreneurial experience as a result of his years of service in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning qualifies as an independent director.
David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception. Mr. Crum has also served on the board of directors of various companies including IDEA, Inc., a data exchange technology company, supplyFORCE, Inc., a logistics technology company, and WESTECH, Inc., a manufacturer of mining equipment. He has also served on the Board of Directors of First Interstate Bank of Wyoming, N.A. Mr. Crum was a director of the National Association of Electrical Distributors and was Chairman of its board. He also was appointed by Wyoming’s Governor to the board of the Wyoming Business Council on which he served as Chairman. Mr. Crum received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming.
The qualifications of Mr. Crum identified by the Board include the following: Mr. Crum has significant experience in executive management and business ownership as a result of his years of service in the electric supply business particularly from the standpoint of a regional small business owner. Mr. Crum also has extensive knowledge in information technology. By virtue of the regional nature of his business operation, he also understands the economies of our region and the communities the Company serves. Mr. Crum qualifies as an independent director and is Chairman of the Technology Committee.
William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975. Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.
The qualifications of Mr. Ebzery identified by the Board include the following: Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years of service in the private sector. Mr. Ebzery has significant knowledge in key issues, dynamics and trends that affect the Company. Mr. Ebzery qualifies as a financial expert and is an independent director and is Chairman of the Credit Committee.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart is a Board member of Premier Inc., a healthcare purchasing organization, composed of 2,400 hospitals and 70,000 healthcare sites, and Chairman of the Board of Safety Net Hospitals for Pharmaceutical Access, an advocacy group for over 600 hospitals and healthcare organizations serving the underprivileged. In addition, Dr. Hart serves on the South Dakota Chamber of Commerce Board, Black Hills Vision Board, Rapid City Economic Development Board, South Dakota Foundation for Medical Care Board, and is a member of the Black Hills State University Advisory Board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School Of Medicine. Dr. Hart received his Bachelor of Science degree in Preprofessional Studies from the University of Notre Dame and his Doctor of Medicine degree from the University of Minnesota and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.
The qualifications of Dr. Hart identified by the Board include the following: In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the health care industry as well as service on other community boards. Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company. Dr. Hart understands the economies of our region and communities the Company serves, and he brings geographic diversity to the Board. Mr. Hart qualifies as an independent director.
James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm where he served as National Practice Director, Bank Tax Services. Mr. Haugh was employed by KPMG, LLP for 26 years, including 21 years as a partner. Since January 2010, he has been an advisor to a national CPA firm, is currently a director of Ironbridge Funds, a public $1.4 billion mutual fund, and is also a director of several privately held companies. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004. He has also served as an instructor in banking, tax, and accounting matters for the Office of the Comptroller of the Currency, The Federal Reserve Bank of Chicago, the Federal Deposit Insurance Corporation, the United States Agency for International Development and the American Bankers Association. Mr. Haugh received his Bachelor of Arts degree in Economics Cum Laude from Princeton University and his Juris Doctor degree from the University of Michigan. He has done postgraduate work at the University of Chicago in Law and Economics.
The qualifications of Mr. Haugh identified by the Board include the following: Mr. Haugh has significant experience in the accounting, legal and financial consulting industries as a result of his years of service in those industries. Mr. Haugh possesses extensive knowledge of the fiduciary obligations and other legal requirements and duties of public companies as well as a particular knowledge of the banking industry gained by prior consulting and broad experience. He also brings geographic diversity to the Board. Mr. Haugh qualifies as a financial expert and is an independent director.
Charles M. Heyneman is a director nominee. Mr. Heyneman has served as Lead Enterprise Architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an IT project manager and application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004, and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman received his Bachelor of Arts degrees in History and Government from Oberlin College and his Masters of Science degree in Agricultural Economics from the University of Wisconsin. Mr. Heyneman is a director of First Interstate BancSystem Foundation. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of John M. Heyneman, Jr. and the cousin of Sandra A. Scott Suzor, Randall I. Scott and Julie A. Scott.
The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman has significant banking, information technology and banking operations experience as a result of his years of service to the Company and other family-related businesses. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history.

John M. Heyneman, Jr. has been a director of ours since May 2010. Mr. Heyneman is based in Sheridan, Wyoming as a project manager for the Partnership for Wyoming’s Future, which is a program of the Sonoran Institute, a non-profit organization based in Tucson, Arizona. Mr. Heyneman has served in this capacity since November 2009. From 2005 to November 2009, Mr. Heyneman served as the General Manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an Assistant Manager at Padlock Ranch, in Dayton, Wyoming. Mr. Heyneman served as a director of ours from 1998 to 2004, and also as a trustee of the First Interstate BancSystem Foundation from 1998 to 2002. Mr. Heyneman received his Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott, the brother of Charles M. Heyneman and the cousin of Sandra A Scott Suzor, Randall I. Scott and Julie A. Scott.
The qualifications of Mr. Heyneman identified by the Board include the following: Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry. Mr. Heyneman understands the economies of the region and communities the Company serves. Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.
Ross E. Leckie has been a director of ours since 2009. Mr. Leckie is a certified public accountant. Although retired, Mr. Leckie continues to provide advisory services on a selective basis for global and domestic financial services companies. In October 2008, Mr. Leckie completed a 27 year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie has been based in Germany, where, most recently, he served as the lead partner for a major global investment/universal bank. In addition, he had been serving as a KPMG senior technical and quality review partner for a major global investment/universal bank based in Switzerland. Mr. Leckie received his Bachelor of Science degree in Business from Montana State University.
The qualifications of Mr. Leckie identified by the Board include the following: Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally. Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director and is Chairman of the Audit Committee.
Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Since 1993, Mr. Payne has also been part-owner and Chairman of the board of directors of Payne Financial Group, Inc., which ranks in the top 100 insurance agencies nationally. Mr. Payne has also been a member of the boards of directors of several other corporate boards, both public and private. Mr. Payne was Regional Vice President and Director of the National Association of Surety Bond Producers, He also served as Trustee for the University of Montana Foundation. Mr. Payne received his Bachelor of Science degree in Business-Finance Magna Cum Laude from the University of Montana.
The qualifications of Mr. Payne identified by the Board include the following: Mr. Payne has extensive executive management and business experience as a result of his years of service in executive management positions within the insurance industry, his business operations throughout the Northwest region as well as his service on other corporate boards. Mr. Payne has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general, as well as strategy and compensation issues. He possesses knowledge on the fiduciary obligations and other legal requirements and duties of a public company. Mr. Payne is an independent director.
Julie A. Scott has been a director of ours since 2003. Ms. Scott serves as a Trustee for the Homer A. and Mildred S. Scott Foundation. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of First Interstate Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott received her Bachelor of Arts degree in Economics from the University of Colorado. Ms. Scott is the daughter of Thomas W. Scott, the niece of James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Randall I. Scott and Sandra A. Scott Suzor.

The qualifications of Ms. Scott identified by the Board include the following: Ms. Scott has a history of achievement in management positions as a result of her years of service to the Company. Ms. Scott brings gender diversity to the Board. She also has extensive knowledge of the Company’s unique challenges, regulatory environment and history.
Randall I. Scott has been a director of ours since 2003 and previously served as a director of ours from 1993 to 2002. He began his employment with the Company in 1976. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Mr. Scott has also served as Vice Chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for our company over a period of 19 years including as a Trust Officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Sandra A. Scott Suzor and Julie A. Scott. Mr. Scott’s term as a director ends May 24, 2011. Mr. Scott is not a nominee for re-election.
The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management and business experience in the financial planning, banking and non-profit industries. He also has extensive knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.
Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan is a Senior Attorney for the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP, practicing in Casper, Wyoming, having been a partner from 2003 to 2009 and special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm from 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC since 2004. Mr. Sullivan received his Bachelor of Science degree in Petroleum Engineering and his Juris Doctor degree from the University of Wyoming.
The qualifications of Mr. Sullivan identified by the Board include the following: Mr. Sullivan has significant executive management, government, and legal experience as a result of his careers in both the private and public sectors including service as Wyoming’s Governor and U.S. Ambassador to Ireland. He has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company and its boards. Mr. Sullivan also has valuable relationships with key government representatives and local, national and international industry and government leaders and an understanding of the region the Company serves. Mr. Sullivan is an independent director and is Chairman of the Governance & Nominating Committee.
Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1994. In addition, Ms. Suzor owns Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation from 2000 to 2006. Ms. Suzor served as a Trustee of the Homer and Mildred Scott Foundation from 2000 to 2010, serving as Chairperson from 2006 to 2010. Ms. Suzor is owner of Powder Horn Realty, Inc., a full service real estate brokerage, and is owner of Bison Meadows, LLC, a real estate development company. Ms. Suzor is a partner of Powder Horn Ranch I, LLC, a 900 acres golf course community, Powder Horn II, LLC, a real estate company, and Powder River Partners LLC and Powder River Perkins, LLC, restaurant leasing companies. Ms. Suzor received her Bachelor of Science degree in Business Marketing from the University of Wyoming. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott, and the cousin of Charles M. Heyneman, John M. Heyneman, Jr., Randall I. Scott and Julie A. Scott.
The qualifications of Ms. Suzor identified by the Board include the following: Ms. Suzor has extensive knowledge of real estate sales, real estate marketing and real estate development as a result of her years of service in the real estate industry. Ms. Suzor has extensive knowledge on the economies of the region and communities the Company serves. Ms. Suzor brings gender diversity to the Board. Ms. Suzor also has knowledge of the Company’s unique challenges, regulatory environment and history as a result of her years of service to the Company.

Martin A. White has been a director of ours since 2005. Mr. White is a director of Buckeye GP, LLC. Mr. White was the Dean of the Tharaldson School of Business and Technology of the University of Mary from August 2006 to August 2007. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006, and Chairman of the Board of Directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc. Mr. White received his Bachelor of Science degrees in Mathematics and Economics from Montana State University. Mr. White is also a graduate of the Harvard Advanced Management Program.
The qualifications of Mr. White identified by the Board include the following: Mr. White has significant executive management and business experience as a result of his service in top executive positions at MDU Resources Group, Inc., a Fortune 500 Company, that provides services related to supporting energy and transportation infrastructure. He has extensive knowledge on the economies of our region and the communities the Company serves. He also has extensive knowledge on the fiduciary obligations, governance, compensation practices and other requirements and duties of a public company. Mr. White is an independent director and is Chairman of the Compensation Committee.
Board and Committee Matters
Members of the Scott family control in excess of 60% of the voting power of our outstanding common stock. The Scott family members have entered into a shareholder agreement giving family members a right of first refusal to purchase shares of Class B common stock that are intended to be sold or transferred, subject to certain exceptions, by other family members. This agreement may have the effect of continuing ownership of the Class B common stock and control of our Company within the Scott family.
Due to the ownership and control of our Company by members of the Scott family, we are a “controlled company” as that term is used under the NASDAQ Marketplace Rules. As a “controlled company,” we may rely on exemptions from certain NASDAQ corporate governance requirements, including those regarding independent director requirements for the Board and committees of the Board.
Regardless of whether a company is a “controlled company,” however, the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:
•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.
During 2010, the Board met 7 times with each serving director attending at least 75% of the meetings. The Board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The Board’s responsibilities include:
•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.
Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:
•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	Charles E. Hart

•	James W. Haugh

•	Ross E. Leckie

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White
In its determination of independence, the Board also considered the following: the Company (1) conducts banking and credit transactions in the ordinary course of business with certain independent directors, (2) purchases insurance through an agency in which Mr. Payne has a controlling ownership interest, (3) makes payments to Dr. Hart pursuant to a deferred compensation arrangement assumed by us during our acquisition of First Western Bank, (4) receives payments from Mr. Payne pursuant to an interest guaranty agreement and (5) entered into an agreement to sell real property to Mr. Payne. Each of these transactions is more fully described under the heading “Certain Relationships and Related Transactions” below. The Company also purchases electrical services from an entity owned by Mr. Crum. In addition, Padlock Ranch Corporation, an entity owned by certain members of the Scott family, obtains financial consulting services from Mr. Haugh, who is also a director of such entity. None of these transactions or relationships were deemed by the Board to impair the determination of independence for these directors.
We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by the Board and each of which consists of members of the Board.
In addition to these committees, our Chairman and Vice Chairman of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.
Credit Committee. Credit committee members currently include William B. Ebzery (Chair), Steven J. Corning, Lyle R. Knight, James R. Scott, Julie A. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio and credit policies that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met 12 times in 2010 with each serving committee member attending at least 75% of the meetings.
Executive Committee. Executive committee members currently include James R. Scott (Chair), Steven J. Corning, James W. Haugh, Ross E. Leckie, Lyle R. Knight, Randall I. Scott and Thomas W. Scott. The executive committee is to function and act on behalf of the Board between regularly scheduled board meetings, usually when time is critical and to assist the Board in carrying out its responsibility to monitor the company’s capital management policy. The executive committee met 5 times in 2010 with each serving committee member attending at least 75% of the meetings.
Compensation Committee. Compensation committee members currently include Martin A. White (Chair), Terry W. Payne and Michael J. Sullivan. All members of the compensation committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules.

The compensation committee has the following responsibilities:
•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board Chairman and Vice Chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for Board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.
The compensation committee met 6 times during 2010 with each serving committee member attending at least 75% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.FIBK.com.
Governance & Nominating Committee. Governance & nominating committee members currently include Michael J. Sullivan (Chair), Terry W. Payne and James W. Haugh. All members of the governance & nominating committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The governance & nominating committee has the following responsibilities:
•	ensuring we have an effective and efficient system of governance, including development of criteria for Board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of shareholders;

•	filling vacancies on the Board that may occur between annual meetings of shareholders;

•	overseeing the orientation, development and evaluation of Board members; and

•	evaluating services provided to and communications with shareholders.
The governance & nominating committee met 7 times in 2010 with each serving committee member attending at least 75% of the meetings.
The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.FIBK.com.
When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, shareholders who are members of the Scott family, other shareholders and any outside advisors the governance & nominating committee may retain.

The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for Board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the Board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. These same qualifications, attributes and skills, together with the business experience described above with respect to each director, led to the conclusion that our existing Board members should serve as directors of our company.
We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and “Shareholder Communications with the Board” contained herein.
Technology Committee. Technology committee members currently include David H. Crum (Chair), Charles E. Hart, M.D., M.S., Lyle R. Knight, James R. Scott and Thomas W. Scott. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met 5 times in 2010 with each serving committee member attending at least 75% of the meetings.
Audit Committee. Audit committee members currently include Ross E. Leckie (Chair), James W. Haugh, David H. Crum, and William B. Ebzery. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:
•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.
The audit committee met 10 times during 2010 with each serving committee member attending at least 75% of the meetings.
The Board has determined that each of William B. Ebzery, Ross E. Leckie and James W. Haugh qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.FIBK.com.

The Board’s Leadership Structure
Currently, the offices of Chairman of the Board and Chief Executive Officer are separate. Our Chairman is Thomas W. Scott, and our President and Chief Executive Officer is Lyle R. Knight. The Chairman of the Board is responsible for presiding at meetings of the Board and exercising such other powers and duties as set forth in our amended and restated bylaws and as may from time to time be assigned to him by the Board. The Chief Executive Officer is responsible for general supervision, direction, and control of our business and affairs, and ensuring that all orders and resolutions of the Board are carried into effect. The Board believes that our existing corporate governance structure best serves the current needs of our company and our shareholders.
The Board’s Role in Risk Oversight
It is the responsibility of the chief executive officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is also the responsibility of the chief executive officer to ensure management implements an appropriate risk management framework to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing the chief executive officer’s and management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy, and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s board of directors, members of which include certain of our directors.
In most cases, our respective Board committees are responsible for oversight of specific risks as outlined in each of their respective charters. For example, the Credit Committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been delegated responsibility for oversight of risks associated with our internal controls, legal risks, compliance with applicable laws and regulations, monitoring the implementation of codes of conduct and overseeing responses to reports of examination. The Compensation Committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The Executive Committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The Governance & Nominating Committee has been delegated responsibility for establishing and reviewing the adequacy of our codes of conduct and ethics, reviewing and approving related party transactions, developing criteria and qualifications for board membership, considering, recommending, and recruiting candidates to fill new or vacant positions on the Board, and ensuring an effective and efficient system of governance is in place for the Company.
In addition to the oversight of risk management by the Board and its committees, the Bank’s Board of Directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital positions, asset quality, and investment strategies. The Chief Executive Officer communicates relevant information with respect to these activities to the full Board.
The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management activities directly from management. Likewise, at each regular meeting of the Board, the chairs of each of the Board committees report to the full Board regarding their respective meetings and oversight activities.
The Board, including its chairman, is ultimately responsible for evaluating performance of our chief executive officer, and our performance in the area of managing risks is one of the criteria reviewed by the compensation committee in the evaluation process.

Board Diversity
The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Board of Directors Governance Standards, however, require the Board’s governance & nominating committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members, including racial and ethnic background and gender; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.
Principal Accounting Fees and Services
The audit committee appointed McGladrey & Pullen, LLP as our independent auditor for the fiscal year ending December 31, 2011. McGladrey & Pullen, LLP has been our independent auditor since March 2004. Representatives of McGladrey & Pullen, LLP are not expected to be present at the annual meeting and, therefore, will not have an opportunity to make a statement if they desire to do so or be available to respond to appropriate questions.
The following table summarizes the aggregate fees billed to us by McGladrey & Pullen, LLP for professional services rendered in 2009 and 2010:

	2009	2010
Audit fees (1)	$439,000	$495,000
Audit-related fees (2)	-	197,000
Tax fees	-	-
All other fees	-	-

(1)	Audit fees for 2010 and 2009 include fees associated with the annual audit, FDICIA and SOX related work and reviews of our quarterly reports on Form 10-Q. All audit fees were approved by the audit committee.

(2)	Audit-related fees for 2010 include fees associated with the issuance of a comfort letter and other assistance provided during our initial public offering, which was concluded in March 2010.
Pre-Approval Policies and Procedures
After our registered public accounting firm has been retained by us, following approval by the audit committee and the Board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Ross E. Leckie, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

Report of the Audit Committee of the Board of Directors
March 23, 2011
To the Board of Directors of First Interstate BancSystem, Inc.:
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.
We have discussed with the independent auditors the matters required to be discussed by AU Section 380, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.
We have received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB and have discussed with the independent accountant its independence.
Based on the reviews and discussions referred to above we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ross E. Leckie	James W. Haugh	David H. Crum	William B. Ebzery
Shareholder Communications with the Board
We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.
Financial Code of Ethics
Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers. The purposes of the code of ethics are as follows:
•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.
Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program/Executive Summary
Throughout this proxy statement the individuals who served as our chief executive officer, or CEO, and chief financial officer, or CFO, during 2010, as well as the other individuals included in the summary compensation table, are collectively referred to as the named executive officers, or NEOs.
The Compensation Committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The independent members of the Compensation Committee annually review and determine the salary, bonus and equity compensation awarded to our CEO. The independent members of the Compensation Committee also review all executive officers’ compensation with non-binding recommendations from the CEO. The Compensation Committee oversees the administration of our equity plans and incentive compensation plans. The Compensation Committee is also responsible for oversight of executive officer succession planning. The Compensation Committee charter, a copy of which is posted on our website at www.FIBK.com, sets forth the various responsibilities and duties of the Compensation Committee. The Compensation Committee in its annual review of the charter determined that the charter, as recently revised, was appropriate with regard to the responsibilities and duties as specified therein.
2010 Company Performance. In considering executive compensation, the Compensation Committee took into account the company’s 2010 financial performance. Net income to common shareholders totaled $33.9 million, or $0.85 per diluted share, as compared to $50.4 million, or $1.59 per diluted share, in 2009. Return on average common equity was 5.22% in 2010, as compared to 9.98% in 2009 and return on average assets was 0.52% in 2010, as compared to .79% in 2009. Our initial public offering, or IPO, which was concluded in March 2010, resulted in the issuance of an additional 11,500,000 shares of common stock, which significantly increased our weighted average common shares outstanding in 2010 and accounted for approximately $0.23 of the decrease in our diluted earnings per share in 2010, as compared to 2009.
Earnings in several of our market areas for 2010 continued to be impacted by the recession. Maintaining net interest margin continued to be a challenge, and credit costs had a significant impact on earnings. These considerations not only affected our company’s performance but the decisions of the Compensation Committee as well. As discussed below, the Compensation Committee awards executive bonuses based on corporate performance and on the achievement of specified performance objectives.
Although earnings were lower in 2010, the Company did continue to report net earnings each quarter and paid dividends each quarter compared to many regional and national banks which reported losses. Due to the continued pressure on net interest margin, exposure to continued credit costs, and the potential for higher regulatory costs in 2011, the Compensation Committee approved a salary increase matrix that was lower than prior years but which still allows for increases that the Compensation Committee believes will keep our executive compensation competitive with our peers. The Compensation Committee approved increases ranging from $0 to $44,195 for the NEOs in 2011. Bonuses for the executive officers were lower in 2010 than in 2009 as a result of decreased financial performance of the Company.
Target bonuses for 2010 for the NEOs ranged from 20% of base salary for the lowest paid NEO to 50% of base salary for the CEO. Actual payout is a percentage of that target determined 30% on meeting budgeted net income and 70% on the achievement of each executive’s individual work plan objectives, with discretion to be applied. In the awarding of bonuses, the Compensation Committee considered the significant undertaking of the IPO.
In order to further align the interests of our management with the interests of the Company, on September 23, 2010, the Board of Directors approved a Stock Ownership Guideline Policy per the Compensation Committee’s recommendation. The Stock Ownership Guideline Policy provides for the following: each director should maintain stock ownership with a fair market value of at least five times his or her annual retainer; the CEO should maintain stock ownership with a fair market value of at least five times the CEO’s base salary; and all other NEOs should maintain stock ownership with a fair market value of at least three times their base salary. The Stock Ownership Guideline Policy provides that the participants will be allowed five years in which to achieve this level of stock ownership. On the date of implementation, all directors, the CEO, and all other NEOs met the minimum level of ownership with the exception of Ms. Castle and Mr. Cerkovnik.

Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with Company performance, the employee’s department performance and individual performance. As an employee’s level of responsibility increases, there is a more significant level of pay tied to company performance. The Compensation Committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders. The Company discourages undue risk taking by reserving the right to use discretion in the payout of incentives.
Executive Compensation Policy. Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The Compensation Committee seeks to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of specified performance objectives, and (b) long-term incentives of stock option and restricted stock awards through our equity compensation plan. The Compensation Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for individual performance and success in operations. Long-term compensation, through the award of stock options, time restricted stock and performance restricted stock, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success. The awards of performance restricted stock help drive performance that rewards both the executives and the shareholders.
In 2008, the Compensation Committee made a comprehensive review of our executive compensation. The Compensation Committee engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist in this review and to provide competitive market data for a comparable group of banks. Pursuant to the terms of its engagement, the consulting firm reported directly to the Compensation Committee. Pearl Meyer & Partners prepared a custom peer group of similar companies that included 22 publicly-traded banks, primarily with multi-state operations and total assets ranging from $3.0 billion to $15.0 billion. Excluded from the group were banks with dissimilar operations, banks in California and the East Coast, and thrifts. Also included as part of our peer group market data was data from multiple survey sources, including the Mercer Financial Services Suite and the Towers Watson Financial Institutions Survey for banks of similar asset size and regional scope. The Compensation Committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. In 2010, after a review of the banks included in the custom peer group, the Compensation Committee replaced two of the smaller banks in the group with two banks that were closer to our size and which met the other criteria for the custom peer group.
Relation of Compensation Policies and Practices to Risk Management. After reviewing our compensation philosophy and our executive compensation policy and programs, the Compensation Committee concluded that our executive incentive and other compensation programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers that could threaten the value of our company. We do not believe that our current compensation policies and practices applicable to executive officers and all other employees create risks that are reasonably likely to have a material adverse effect on us.
Role of Executive Officers in Compensation Decisions
The independent members of the Compensation Committee make all compensation decisions related to the CEO and approve equity awards for all of our elected officers. The CEO makes non-binding recommendations for the non-equity compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the Compensation Committee, with input from the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee may exercise its discretion to accept, reject or modify any recommended awards or adjustments to executives.

2010 Executive Compensation Components
For the fiscal year ended December 31, 2010, the principal components of compensation for the named executive officers were:
•	base salary;

•	short-term incentive bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.
Base Salary. The Compensation Committee approved the 2010 base salary of the CEO and ratified the 2010 compensation of other executive officers, including the NEOs, as recommended by the CEO. In approving or ratifying the base salary of each executive officer, the Compensation Committee relied on survey market data and peer group proxy data provided by our internal human resources department.
The Compensation Committee targets base salary at the 50th percentile of market. In determining the market value for base salary in 2010, the Compensation Committee reviewed the executive total compensation data originally provided by Pearl Meyer & Partners in 2008 and updated by our internal human resources department in 2009 and 2010. Increases in base salary were based upon a merit matrix increase table using a combination of the level of achievement of individual performance objectives listed in each executive officer’s work plan and the executive’s salary relative to the market value of comparable executives. For 2010, the merit matrix increase table was based around a 2% midpoint increase for an executive who is meeting performance expectations and in 2011 this was lowered to a 1% midpoint increase. In addition, an increase was granted in 2010 to Mr. Garding for his promotion to chief operating officer, to Ms. Castle for her additional retail banking responsibilities, and to Mr. Cerkovnik for his promotion to chief credit officer.
Short-term Incentive Compensation. Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to company performance for the year. For 2010, the NEOs had targeted bonus amounts ranging from 20% to 50% of their base salaries. The varying percentages reflect the Compensation Committee’s belief that, as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Performance objectives in determining 2010 executive officer bonuses included considering the financial forecast for net income and the level of performance related to each of their specific work plan objectives. Actual 2010 bonus payouts ranged from 15% to 30% of their base salaries due to the Company’s lower level of earnings. The level of achievement of specified performance objectives established for each executive officer was taken into account in determining the actual payouts.
Long-term Equity Incentive Compensation. Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, thereby aligning their interests with those of our shareholders. In 2010, the Compensation Committee targeted long-term incentives for Mr. Garding, Mr. Moore and Ms. Castle at 50% of current salary with 40% of that to be in performance restricted stock, 30% in time restricted stock and 30% in non-qualified stock options. For the stock options, the actual number of options was established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Prior to the Company’s IPO in March, 2010, there had not been an established trading market for our stock. Thus, the Compensation Committee believed using peer group volatility was the more representative value for our stock for compensation purposes over the years. For 2011, we must consider how future experience might reasonably be expected to differ from historical experience and the transition from a non-public company to a public company. Until we feel our historical volatility is reflective of expected future volatility, we will continue to use the Black-Scholes option pricing model but will be using 390 weeks of weekly volatility from a pre-defined peer group consisting of regional banks, approximately our size and with performance ratios comparable to ours. This was also the valuation method used for financial statement purposes in 2010.

The value of the long-term incentive granted under our equity compensation plan to our NEOs as well as to certain other officers was based primarily on the individual’s ability to influence our long-term growth and profitability. The Compensation Committee believes a mix of long-term incentive vehicles affords a desirable long-term compensation method because it closely aligns the interest of management with shareholder value. The equity compensation plan assists us by:
•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.
All awards under our equity compensation plan are made at an exercise price equal to the closing price as quoted on NASDAQ for the last market trading day prior to the date of the award of the underlying common stock. Dollar values of the annual awards of long-term incentives to executives have historically been approved at the Compensation Committee’s regularly scheduled meeting in January with the date of the awards specified at that time.
The Compensation Committee set the long-term incentive compensation for Mr. Garding, Mr. Moore, Mr. Duncan, and Ms. Castle in 2010 to a mix of 15% of salary in the form of stock options, 15% of salary in the form of time vested restricted stock and 20% of salary in the form of performance vested restricted stock. The Compensation Committee set the long-term incentive compensation for Mr. Cerkovnik in 2010 to a mix of 8.5% of salary in the form of stock options and 8.5% of salary in the form of time restricted stock. The performance restrictions are based on the three-year average return on assets, or ROA, of our Company as compared to the SNL Financial, or SNL, index of bank holding companies with total assets between $4.0 billion and $12.0 billion. The threshold for vesting is the 61st percentile of the SNL index where 75% of the shares vest with 100% vesting at the 71st percentile, 115% vesting at the 81st percentile and 125% vesting at the 91st percentile. For awards granted in 2011, the Compensation Committee adjusted the long-term incentive mix to lower the incentive portion based on ROA to 10% of salary and added an incentive portion, calculated at 10% of salary, that is based on the three-year average return on equity, or ROE, of our Company compared to the SNL index of bank holding companies with total assets between $4.0 billion and $12.0 billion. The threshold for vesting of the ROE based awards will be the same percentiles as noted above for the ROA based awards plus an added tier for both for the threshold payout which will be the 51st percentile where 50% of the shares would vest.
Perquisites and Other Personal Benefits. We provide our NEOs with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of perquisites and other personal benefits provided to NEOs.
The NEOs are provided participation in the plans and programs described herein and health and group life and disability insurance. Additional benefits offered to the NEOs may include some or all of the following: individual life insurance as described below under “—Endorsement Split Dollar Benefit,” payment of social club dues, dividends on unvested restricted stock, and use of a company automobile. Company paid individual long-term disability policies were discontinued in July of 2010.
Retirement and Related Plans. We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature and we make limited matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active employees, retirees, and directors who meet certain requirements
Compensation of Chief Executive Officer. For the fiscal year ended December 31, 2010, we paid Lyle R. Knight, CEO, a salary of $553,459. The Compensation Committee has reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits and the earnings and accumulated payout obligations under our deferred compensation plan. In 2009, Mr. Knight was awarded a two-year performance award with a calculated value of 100% of base salary at the time of the award. Half of the award contained a performance restriction based on our Company’s average two-year ROA measured as of December 31, 2010 compared to the SNL index of bank holding companies with total assets between $4.0 billion and $12.0 billion. The threshold for vesting was the 61st percentile, where 75% of the shares would vest, with 100% vesting at the 71st percentile, 115% vesting at the 81st percentile and 125% vesting at the 91st percentile. The result was 75% vesting of half of the award based on our Company’s ROA percentile rank falling between the 61st and 70th percentile. The other half of the award contained a performance restriction based on six strategic factors which would vest at the discretion of the Compensation Committee based on their determination of Mr. Knight’s performance through December 31, 2010. At its January 2011 meeting, the Compensation Committee determined that all six of the strategic factors of this performance restricted award had been sufficiently met, resulting in 100% vesting of the other half of the award.
Mr. Knight’s compensation package was determined to be reasonable by the Compensation Committee based on their review of our peers’ executive total compensation data. As a result of the challenging business environment, actual CEO payouts in our peer group and the community bank industry have trended lower in the past two years. Many banks paid lower than target short-term incentives and/or equity grants as a result of declining performance. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, the following work plan objectives were among those reviewed: continuation of succession planning, successful development and implementation of strategic initiatives, investor relations, achieving profit plan goals, risk management, regulatory compliance and community visibility.
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1.0 million that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes, except in certain situations.
Employment Contracts
We do not currently have employment agreements with any of our executive officers.
Endorsement Split Dollar Benefit
We have obtained life insurance policies covering three of the NEOs. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.
We have obtained an additional life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.
Equity Compensation Plans
Stock options awarded prior to March 23, 2010 that are currently outstanding under our equity compensation plans are exercisable for shares of our Class B common stock. Awards of stock options, restricted stock and other securities issued under our equity compensation plans on or after March 23, 2010 will be exercisable for shares of our Class A common stock.
2006 Equity Compensation Plan. Our 2006 Equity Compensation Plan, or 2006 Plan, is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 Plan (1) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 Stock Option Plan; (B) our 2004 Restricted Stock Award Plan; (C) our Director Stock Compensation Plan; and (D) our Officer Stock Benefit Plan; and (2) provides additional benefits as contained in the 2006 Plan.

The 2006 Plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.
The 2006 Plan contains the following important features:
•	The initial number of shares of common stock reserved under the 2006 Plan is 3,000,000, which was approximately 9.2% of our previously-existing common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 Plan are subject to broad discretion by the Compensation Committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value of the common stock on the date of grant. Fair market value is the closing price as quoted on NASDAQ for the last market trading day prior to the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 Plan and the 2006 Plan continues in effect until terminated by the Board.
The purpose of the 2006 Plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 Plan is designed to provide us with flexibility to select from among various equity-based compensation methods and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.
The 2006 Plan permits awards of stock options, restricted stock and other stock awards. All awards made under the 2006 Plan after the public offering of our Class A common stock will be in shares of Class A common stock. Participants include any person who is designated by the Board to receive one or more benefits under the 2006 Plan. Awards are generally made to executive officers in the first quarter of each year. In February 2010, we made the following awards of performance restricted stock, subject to vesting based on ROA performance compared to the SNL index of bank holding companies $4.0 billion to $12.0 billion: 3,492 shares to Mr. Moore; 3,464 shares to Mr. Garding; 3,504 shares to Mr. Duncan; and 3,000 shares to Ms. Castle. In addition, in February 2010, we made the following awards of time restricted stock, which vest 33% on each anniversary date: 2,616 shares to Mr. Moore; 2,604 shares to Mr. Garding; 2,628 shares to Mr. Duncan; 2,256 shares to Ms. Castle, and 444 shares to Mr. Cerkovnik. In addition, in February 2010, we made the following awards of stock options, which vest 33% on each anniversary date: 6,336 shares to Mr. Moore; 6,284 shares to Mr. Garding; 6,360 shares to Mr. Duncan; 5,440 shares to Ms. Castle, and 1,080 to Mr. Cerkovnik.
Deferred Compensation Plans
In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by the Board or Compensation Committee and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Martin A. White	Terry W. Payne	Michael J. Sullivan
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Prior to March 2010, James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor served on our Compensation Committee. Thomas W. Scott serves as Chairman of the Board and James R. Scott serves as Vice Chairman of the Board, for which they are compensated as described in the Compensation of Executive Officers — Director Compensation table and accompanying narratives included below.
Each of James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor has a 2.4% ownership interest in Scott Family Services, Inc., or SFS, which provides professional services that benefit us and the Scott family. In addition, James R. Scott and Randall I. Scott serve as Chairman and Vice Chairman of the board of directors of SFS, respectively. Thomas W. Scott is the owner of Aerotomas LLC, an entity that leases an aircraft to us and to whom we lease facilities and pilot services. Terry W. Payne is Chairman and part-owner of Payne Financial Group, Inc., an insurance agency that provides insurance for us. In addition, Mr. Payne made payments to us pursuant to an interest guaranty agreement, pledged collateral to us on the loans of an unrelated third party borrower and entered into an agreement to purchase real property during 2011. For additional information on these relationships and related transactions, see “Certain Relationships and Related Transactions” below.
None of our executive officers served as a member of the Compensation Committee or as a director of any other company, one of whose executive officers served as a member of the Compensation Committee of the Board or as a director of ours during 2010.
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009, and 2008. When setting total compensation for each of the named executive officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

				Stock	Option	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation		Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)

Lyle R. Knight (4)	2010	$553,459	$166,227	$-	$-	$63,559	(4)	$719,686
President & Chief	2009	544,677	207,442	529,993	-	70,970	(4)	1,353,082
Executive Officer	2008	526,155	185,500	-	105,342	61,927	(4)	878,924

Edward Garding	2010	278,424	81,000	91,020	28,592	26,113		505,149
Exec. Vice President &	2009	259,385	79,040	88,208	6,128	28,395		461,156
Chief Operating Officer	2008	251,077	70,560	-	26,190	25,353		373,180

Terrill R. Moore (5)	2010	266,837	64,138	91,620	28,829	27,979	(5)	479,403
Exec. Vice President &	2009	261,385	79,648	88,804	6,176	28,455	(5)	464,468
Chief Financial Officer	2008	230,882	59,267	-	26,190	26,520	(5)	342,859

Gregory A. Duncan (6)	2010	187,570	48,600	91,980	28,938	328,041	(6)	685,129
Exec. Vice President &	2009	262,384	89,946	89,250	6,201	23,873	(6)	471,654
Chief Operating Officer	2008	151,038	71,400	-	28,550	136,190	(6)	387,178

Julie G. Castle (7)	2010	233,191	57,600	78,840	24,752	19,130	(7)	413,513
Pres, First Interstate	2009	223,846	68,400	73,531	5,107	229,558	(7)	600,442
Bank Wealth Management	2008	209,200	58,800	-	17,460	429,966	(7)	715,426

Robert M. Cerkovnik (8)	2010	144,652	23,833	6,660	4,914	13,249		193,308
Vice President &	2009	NA	NA	NA	NA	NA		NA
Chief Credit Officer	2008	NA	NA	NA	NA	NA		NA

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. Mr. Knight was granted two awards of 14,228 shares each of performance restricted stock in 2009. At the time of grant, the awards were intended to provide a long-term incentive award for the then remaining 2-year term of Mr. Knight’s employment. Each award was valued at $18.63 per share on the date of grant. However, one of the awards is based on qualitative performance which must be re-measured at the end of each reporting period. As of December 31, 2010, the stock under this award was valued at $15.24 per share. At the January 26, 2011 meeting of the Compensation Committee it was determined that all performance restrictions had been met and the 14,228 shares vested at $13.74 per share, which was the closing sales price quoted on NASDAQ for the last trading date prior to the date the final number of shares awarded was determined. The second performance award for Mr. Knight had a performance restriction based on average ROA compared to an SNL index. As of December 31, 2010, the Company determined it most probable that only 75% of these shares would vest and 25% were canceled at that time. Once the SNL index became available on February 16, 2011, it was confirmed that 75% of the shares would vest. The shares were awarded at the closing sales price quoted on NASDAQ for the prior trading date, which was $14.69 per share. Mr. Garding was awarded 2,028 shares of time restricted and 2,708 shares of performance restricted stock in 2009 and 2,604 shares of time restricted and 3,464 shares of performance restricted stock in 2010. Mr. Moore was awarded 2,040 shares of time restricted and 2,728 shares of performance restricted stock in 2009 and 2,616 shares of time restricted and 3,492 shares of performance restricted stock in 2010. Mr. Duncan was awarded 2,052 shares of time restricted and 2,740 shares of performance restricted stock in 2009 and 2,628 shares of time restricted and 3,504 shares of performance restricted stock in 2010. Ms. Castle was awarded 1,692 shares of time restricted and 2,256 shares of performance restricted stock in 2009 and 2,256 shares of time restricted and 3,000 shares of performance restricted stock in 2010. Mr. Cerkovnik was awarded 444 shares of time restricted stock in 2010. The value included for the performance shares in the above table is based on average ROA performance at the 71st to 80th percentile of the SNL index defined earlier. The maximum vesting for the performance awards to Mr. Garding, Mr. Moore, Mr. Duncan, and Ms. Castle is 125% of the shares if average ROA performance is at or above the 91st percentile of the SNL index defined earlier. The 2009 equity-based awards were valued at $18.63 per share as of the grant date, and the 2010 equity-based awards were valued at $15 per share as of the grant date. See also Footnote 6 for cancellation of awards to Mr. Duncan.

(2)	The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The amounts shown reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans and premiums paid by us for individual long-term disability insurance and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	The amounts in the All Other Compensation column for Mr. Knight also reflect imputed income from the personal use of a company vehicle.

(5)	Terrill R. Moore took a sabbatical leave of absence for a portion of 2008. He received 50% of his base salary compensation for August and September 2008. The amounts in the All Other Compensation column for Mr. Moore also include amounts paid by us for social club dues.

(6)	Gregory A. Duncan became an executive officer in May 2008. Amounts in the table reflect his compensation from the date of employment. Mr. Duncan resigned in August 2010. The amount in the All Other Compensation column for Mr. Duncan includes a signing bonus of $50,000 and moving expenses of $74,276 in 2008 and a Cash Separation Benefit of $310,446 in 2010. As a result of Mr. Duncan’s resignation 15,443 of unvested options were forfeited; 6,244 Performance Shares were forfeited; and 3,996 of unvested time restricted shares were forfeited. The total fair value of these forfeited equity awards was $208,724.

(7)	Julie G. Castle became an executive officer in June 2008. Amounts in the table for 2008 reflect her compensation for the entire 2008 year. Although Ms. Castle was employed by us in 2007, she was not an executive officer at such time. The amount in the All Other Compensation column for Ms. Castle includes (1) $113,124 in 2008 and $175,455 in 2009 for home maintenance and carrying costs pursuant to a home sale and relocation agreement between us and Ms. Castle and (2) $301,107 in 2008 and $44,093 in 2009 for other amounts paid under the agreement. The amounts reflected in the All Other Compensation column do not include $20,000 in 2008 paid to her husband in connection with a potential job opportunity between us and her husband that did not materialize.

(8)	Robert M. Cerkovnik became an executive officer in September 2010. Amounts in the table for 2010 reflect his compensation for the entire 2010 year. Although Mr. Cerkovnik was employed by us in 2008 and 2009, he was not an executive officer at such time.
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Grants of Plan Based Awards in 2010

						All Other	All Other
						Stock	Option		Grant
						Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
			Awards			Stock or	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	(#)(1)	(#)(2)	(#)(3)	(#)(4)	(#)	($/Sh)	($)

Edward	2/5/2010	11/18/2009	2,598	3,464	4,330	2,604	-	$-	$91,020
Garding	2/12/2010	11/18/2009	-	-	-	-	6,284	15.00	28,592

Terrill R.	2/5/2010	11/18/2009	2,619	3,492	4,365	2,616	-	-	91,620
Moore	2/12/2010	11/18/2009	-	-	-	-	6,336	15.00	28,829

Gregory A.	2/5/2010	11/18/2009	2,628	3,504	4,380	2,628	-	-	91,980
Duncan	2/12/2010	11/18/2009	-	-	-	-	6,360	15.00	28,938

Julie G.	2/5/2010	11/18/2009	2,250	3,000	3,750	2,256	-		78,840
Castle	2/12/2010	11/18/2009	-	-	-	-	5,440	15.00	24,752

Robert M.	2/5/2010	1/27/2010	-	-	-	444	-	-	6,660
Cerkovnik	2/12/2010	1/27/2010	-	-	-	-	1,080	15.00	4,914

(1)	This represents the threshold payout of 75% of target on the performance shares awarded. In order to receive this threshold payout, the Company’s future 3-Year average ROA must be at the 61st percentile or above when compared to the SNL index of Bank Holding Companies between $4.0 billion and $12.0 billion.

(2)	This represents the target payout on the performance shares awarded. In order to receive this payout, the Company’s future 3-Year average ROA must be at the 71st percentile or above when compared to the SNL index of Bank Holding Companies between $4.0 billion and $12.0 billion. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(3)	This represents the maximum payout of 125% of target on the performance shares awarded. In order to receive this threshold payout, the company’s future 3-Year average ROA must be at the 91st percentile or above when compared to the SNL index of Bank Holding Companies between $4.0 billion and $12.0 billion.

(4)	This represents the time restricted stock that vest at a rate of 33% each year through February 5, 2013, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.
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Outstanding Equity Awards at 2010 Fiscal Year-End

					Stock Awards
							Equity	Equity
							Incentive	Incentive Plan
							Plan	Awards;
							Awards;	Market Value
						Market	Number of	or Payout
	Option Awards				Number	Value of	Unearned	Value of
	Number of	Number of			of Shares	Shares or	Shares,	Unearned
	Securities	Securities			or Units	Units of	Units or	Shares, Units
	Underlying	Underlying			of Stock	Stock	Other	or Other
	Unexercised	Unexercised	Option		That Have	That	Rights That	Rights That
	Options	Options (#)	Exercise	Option	Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)(1)	($)	Date	(#)(2)	($)	(#)(3)	($)
Lyle R.	14,000	-	$11.25	11/14/2012
Knight	50,000	-	11.25	1/29/2013
	50,000	-	12.37	2/4/2014
	60,000	-	13.87	2/3/2015
	60,000	-	17.00	1/26/2016
	72,400	-	20.62	1/25/2017
	54,300	18,100	20.87	2/15/2018
Edward	13,200	-	10.50	3/16/2011	3,956	$60,289	4,629	$70,546
Garding	18,000	-	13.87	2/3/2015
	18,000	-	17.00	1/26/2016
	18,000	-	20.62	1/25/2017
	13,500	4,500	20.87	2/15/2018
	2,017	4,035	15.25	5/15/2019
		6,284	15.00	2/12/2020
Terrill R.	16,000	-	10.50	2/1/2012	3,976	60,594	4,665	71,095
Moore	16,000	-	11.25	1/29/2013
	16,000	-	12.37	2/4/2014
	18,000	-	13.87	2/3/2015
	18,000	-	17.00	1/26/2016
	18,000	-	20.62	1/25/2017
	13,500	4,500	20.87	2/15/2018
	2,033	4,067	15.25	5/15/2019
		6,336	15.00	2/12/2020
Julie G.	20,000	-	22.25	7/2/2017	3,384	51,572	3,942	60,076
Castle	9,000	3,000	20.87	2/15/2018
	1,681	3,363	15.25	5/15/2019
		5,440	15.00	2/12/2020
Robert M.	4,400	-	10.50	3/16/2011	444	6,767	-	-
Cerkovnik	4,000	-	10.50	2/1/2012
	4,000	-	11.25	1/29/2013
	4,000	-	12.37	2/6/2014
	4,000	-	13.87	2/3/2015
	3,600	-	17.00	1/26/2016
	3,600	-	20.62	1/25/2017
	2,400	800	20.87	2/15/2018
	693	1,387	15.25	5/15/2019
		1,080	15.00	2/12/2020

(1)	All options granted in 2009 and 2010 vest at a rate 33% upon each annual anniversary of the grant date. All options granted prior to 2009 vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	Represents unvested time restricted stock which at original issuance vested at a rate of 33% each year, contingent on continued employment.

(3)	Represents all performance restricted stock that is expected to vest December 31, 2011 or 2012 based upon achievement of specified performance conditions and continued employment. The Equity Incentive Plan awards listed for Mr. Moore, Mr. Garding, and Ms. Castle are the threshold amounts.
Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)	(#)	($)

Lyle R. Knight(1)	-	$-	24,899	$352,250
Edward Garding(2)	-	-	676	10,140
Terrill R. Moore(2)	-	-	680	10,200
Gregory A. Duncan(2)	-	-	684	10,260
Julie G. Castle(2)	-	-	564	8,460
Robert M. Cerkovnik(3)	4,400	19,800	-	-

(1)	See Footnote 1 of the Summary Compensation Table which discusses the number and value of Mr. Knight’s performance shares that vested

(2)	The amount in the Value Realized On Vesting column reflects shares vesting prior to March 23, 2010, and is the minority appraised value of our previously-existing common stock, based upon the most recent quarterly appraisal existing at such time multiplied by the number of shares vesting.

(3)	The amount in the Value Realized On Exercise column reflect the difference between the stock option exercise price and the minority appraised value of our previously-existing common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.
Nonqualified Deferred Compensation
Pursuant to our nonqualified deferred compensation plan described above under “—Deferred Compensation Plans,” certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year.
Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments based on the executive’s election made at least one year prior to retirement.
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The table below sets forth nonqualified deferred compensation for our named executive officers in 2010:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contribution	Earnings In	Aggregate	Balance At
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year End
Name	($)(1)	($)(2)	($)	($)	($)

Lyle R. Knight	$203,502	$20,825	$303,352	$-	$2,456,450
Edward Garding	-	1,943	421	-	6,385
Terrill R. Moore	25,291	1,642	39,310	-	420,061
Gregory A. Duncan	-	344	-	1,213	-
Julie G. Castle	60,311	3,111	39,934	-	251,790
Robert M. Cerkovnik	-	-	-	-	-

(1)	The amounts in the Executive Contributions in Last Fiscal Year column are included as salary and/or bonus for each of the named executive officers in the summary compensation table in the year the contribution was earned.

(2)	The amounts in Registrant Contribution in Last Fiscal Year column are included as other compensation for each of the named executive officers in the summary compensation table in the year the contribution was earned.
Potential Payments upon Termination or Change of Control
The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts shown assume that such termination was effective as of December 31, 2010 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.
Payments Made Upon Termination
Regardless of the manner in which a named executive officers’ employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.
At its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2010 are contained in the various tables included above.
Severance Payments
Except for the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are not entitled to any other severance benefits.
Payments Made Upon Retirement
In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “—Payments Made Upon Termination” above.

Payments Made Upon Death
In the event of death, in addition to the benefits listed under the heading “-Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (1) 2.5 times their respective base salary or (2) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding and Moore would also be entitled to receive benefits equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Knight, $1,637,000; Mr. Garding, $795,600; and Mr. Moore, $801,720.
Payments Made Upon Disability
In the event of disability, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For Mr. Knight, Mr. Moore, Mr. Garding, and Ms. Castle, the applicable amount would be $13,000 per month and for Mr. Cerkovnik the applicable amount would be $9,069 per month.
Payments Made Upon a Change of Control
The named executive officers are not entitled to any payment resulting from a change in control.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us with respect to members of the Board.
During 2010, each director, other than Lyle R. Knight, Thomas W. Scott, and James R. Scott, received an annual retainer valued at $27,250, with $12,250 of that being paid in the form of stock options. Directors may elect to receive all the remaining portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, Thomas W. Scott, and James R. Scott, received fees of $1,000 per board meeting attended and $750 per Committee meeting attended. Committee chairs also received an additional annual retainer valued at $7,500. The target used to establish the number of options granted was the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10-year life. Because there had been no established trading market for our stock, the Compensation Committee believes using peer group volatility results in a more representative value of our stock for compensation purposes over the years.
Thomas W. Scott received an annual retainer of $375,000, paid bi-weekly, for his services as Chairman of the Board and James R. Scott received an annual retainer of $275,000 (increased from $225,000 in May, 2010), paid bi-weekly, for services as Vice Chairman of the Board. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to Mr. Thomas Scott recognized his work on executive succession planning, assistance provided to Company management in monitoring problem loans and non-performing assets and travel to branch banking offices to meet with and communicate expectations to our advisory boards. The retainer paid to Mr. James Scott recognized his work in providing an interface between the Board and our management, leadership of the Board in capital planning, deployment and the creation of shareholder value, work on Board and executive succession planning and community visibility.
Directors are reimbursed for ordinary expenses incurred in connection with attending board and Compensation Committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.
[The remainder of this page intentionally left blank.]

Director Summary Compensation Table
The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2010.

	Fees Earned
	or Paid in	Stock	Options
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Thomas W. Scott	$375,000	$-	$-	$375,000
James R. Scott(3)	257,692	-	-	257,692
Lyle R. Knight(4)	-	-	-	-
Steven J. Corning	34,750	-	9,643	44,393
David H. Crum	19,000	22,497	9,643	51,140
William B. Ebzery	24,850	22,497	9,643	56,990
Charles E. Hart, M.D., M.S.(5)	18,250	14,987	9,643	42,880
James W. Haugh	38,500	-	9,643	48,143
Charles Heyneman(6)	5,250	-	-	5,250
John M. Heyneman, Jr.	19,000	-	9,643	28,643
Ross E. Leckie	17,500	22,497	9,643	49,640
Terry W. Payne	15,600	14,987	9,643	40,230
Jonathan R. Scott(7)	28,000	5,998	9,643	43,641
Julie A. Scott	31,750	-	9,643	41,393
Randall I. Scott(3)	26,900	-	9,643	36,543
Michael J. Sullivan	37,500	-	9,643	47,143
Sandra A. Scott Suzor	7,500	-	21,457	28,957
Martin A. White	34,000	-	9,643	43,643

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2010 was not materially different from the amounts reflected in the relevant footnotes to the beneficial ownership table and the notes thereto included under the heading “Principal Shareholders.”

(2)	The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see Notes 1 and 18 of the Notes to Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010. Because of the limited number of stock options granted to non-employee directors, all of which are fully exercisable, the number of outstanding options held by the directors at December 31, 2010 was not materially different from the amounts reflected in the relevant footnotes to the beneficial ownership table and the notes thereto included under the heading “Principal Shareholders.”

(3)	The Company paid health insurance premiums for the following directors: Mr. James. R. Scott, $12,267, and Mr. Randall I. Scott, $12,267. The foregoing payments are not reflected in the table above.

(4)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and Chief Executive Officer.

(5)	Mr. Hart received $38,440 as a part of a deferred compensation arrangement in place at the time we acquired First Western Bank. The payment is unrelated to his service as a Director and is not included in the above table. For additional information regarding this deferred compensation arrangement, see “Certain Relationships and Related Transactions” below.

(6)	Mr. Charles Heyneman served as a director until May 2010.

(7)	During 2010, Mr. Scott was also compensated as an employee of ours with a salary and bonus in the total amount of $123,059 for the year ended December 31, 2010. During 2010, in addition to options granted as a director, Mr. Scott was granted, as an employee, 384 shares of time restricted stock and 916 options to purchase shares of common stock at a purchase price of $15.00. The aggregate grant date fair value for the period presented, in accordance with FASB ASC Topic 718, for the stock awards granted to Mr. Scott as an employee was $5,760 and for the stock options granted to Mr. Scott as an employee was $4,168. For information and assumptions related to the calculation of this amount, see Notes 1 and 18 of the Notes to the Consolidated Financial Statements included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010. Neither the salary and bonus amount nor the equity award dollar amounts are reflected in the table above. Mr. Jonathan Scott resigned as a director in January 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the exchange act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, during the year ended December 31, 2010, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions:
•	Edward Garding, an executive officer, failed to report on a timely basis a February 12, 2010 grant of stock options. This transaction was subsequently reported on February 22, 2010.

•	Terrill R. Moore, an executive officer, failed to report on a timely basis a February 12, 2010 grant of stock options. This transaction was subsequently reported on February 22, 2010.

•	Gregory A. Duncan, an executive officer, failed to report on a timely basis a February 12, 2010 grant of stock options. This transaction was subsequently reported on February 22, 2010.

•	Julie G. Castle, an executive officer, failed to report on a timely basis a February 12, 2010 grant of stock options. This transaction was subsequently reported on February 22, 2010.

•	Jonathan R. Scott, a director, failed to report on a timely basis a February 12, 2010 grant of stock options. This transaction was subsequently reported on February 22, 2010.

•	Jonathan R. Scott, a director, failed to report on a timely basis a February 5, 2010 grant of restricted stock. This transaction was subsequently reported on March 4, 2010.

•	Homer R. Scott, Jr., a greater than 10% shareholder, failed to report on a timely basis his March 23, 2010 initial statement of beneficial ownership of securities. This statement was subsequently filed on November 19, 2010.

•	J.S. Investments Limited Partnership, a greater than 10% shareholder, failed to report on a timely basis its March 23, 2010 initial statement of beneficial ownership of securities. This statement was subsequently filed on November 22, 2010.

•	Dan S. Scott, a greater than 10% shareholder, failed to report on a timely basis his March 23, 2010 initial statement of beneficial ownership of securities. This statement was subsequently filed on November 22, 2010.

•	Edward Garding, an executive officer, failed to report on a timely basis the March 2, 2010 tender to the Company of time restricted shares in payment of minimum required income tax withholding. This transaction was subsequently reported on December 6, 2010.

•	Terrill R. Moore, an executive officer, failed to report on a timely basis the March 2, 2010 tender to the Company of time restricted shares in payment of minimum required income tax withholding. This transaction was subsequently reported on December 6, 2010.

•	Julie G. Castle, an executive officer, failed to report on a timely basis the March 2, 2010 tender to the Company of time restricted shares in payment of minimum required income tax withholding. This transaction was subsequently reported on December 6, 2010.

•	James R. Scott, a director, failed to report on a timely basis a December 19, 2008 gift of common stock. This transaction was subsequently reported on December 9, 2010.

•	James R. Scott, a director, failed to report on a timely basis a December 31, 2009 gift of common stock. This transaction was subsequently reported on December 9, 2010.

•	Lyle R. Knight, an executive officer and director, failed to report on a timely basis a December 31, 2010 cancellation of performance restricted stock. This transaction was subsequently reported on February 7, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.
Certain of our executive officers and directors and certain entities and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $40.8 million as of December 31, 2010, $48.4 million as of December 31, 2009, and $25.0 million as of December 31, 2008. New loans and advances on existing loans were $24.0 million in 2010, $13.2 million in 2009, and $20.0 million in 2008, and loan repayments totaled $31.3 million in 2010, $10.3 million in 2009, and $19.8 million in 2008. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under the Sarbanes-Oxley Act of 2002. Additionally, loans of $363 thousand in 2010, $4.1 million in 2009, and $193 thousand in 2008 were removed due to changes in related parties from the prior year.
We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the Chairman of the Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third-party operating expenses related to aircraft. We paid total fees and operating expenses of $305 thousand in 2010, $296 thousand in 2009, and $458 thousand in 2008 for our use of the aircraft. We recovered a portion of these third-party operating expenses as noted below. We lease to Mr. Scott’s related entity a portion of our aircraft hanger and provide pilot services to such entity. We received payments from the related entity of $63 thousand in 2010, $129 thousand in 2009, and $140 thousand in 2008 for aircraft hanger use, pilot fees and reimbursement of certain third-party operating expenses related to Mr. Scott’s personal use of the aircraft.
In conjunction with the acquisition of the First Western Bank in January 2008, we assumed certain existing deferred compensatory agreements entered into by First Western Bank prior to the acquisition. Under the terms of one such agreement, we are required to make cash payments to Charles E. Hart, one of our directors, for the promotion of growth and development of new business through December 31, 2011. The total amount due under the agreement was fixed prior to the acquisition date at $577 thousand, with a portion to be paid over four years and the remaining balance of $424 thousand due in January 2012. As additional consideration under the agreement, Dr. Hart provided, among other things, a covenant not to compete. Under the terms of the agreement, we made cash payments of $38 thousand in 2010, $38 thousand in 2009 and $40 thousand in 2008.

We purchase investor relations and shareholder communication services from SFS in which three greater than 5% shareholders (Homer A. Scott, Jr., Dan S. Scott and Jonathan R. Scott), six of our directors (Thomas W. Scott, James R. Scott, John M. Heyneman, Jr., Sandra A. Scott Suzor, Julie A. Scott, and Randall I. Scott) and a director nominee (Charles M. Heyenman), have an aggregate ownership interest of 24.4%, and in which James R. Scott is Chairman and Randall I. Scott is the Vice Chairman. These services facilitate the effective exchange of information with over 70 Scott family beneficial shareholders and include strategic planning, business education and corporate governance consultation for our Scott family directors, employees and shareholders, thereby aligning our mutual interests. Effective January 1, 2010, we entered into a renewable three-year agreement with SFS to receive these services for an annual fee not to exceed $350 thousand. Either party may terminate the agreement upon ninety days’ written notice. We paid SFS $337 thousand in 2010, $342 thousand in 2009 and $415 thousand in 2008 for services. We also reimburse SFS for certain costs incurred on our behalf, primarily office costs of the Vice Chairman of the Board and the First Interstate BancSystem Foundation. The reimbursements totaled $88 thousand in 2010, $81 thousand in 2009, and $97 thousand in 2008. In addition, SFS reimburses us for all salaries, wages and employee benefits expenses of its personnel that are incurred by us on behalf of SFS. We received reimbursements of employee costs from SFS of $315 thousand in 2010, $338 thousand in 2009, and $429 thousand in 2008.
We purchase property, casualty and other insurance through an agency in which Terry W. Payne, one of our directors, has a controlling ownership interest. We paid insurance premiums to the agency of $879 thousand in 2010, $830 thousand in 2009, and $649 thousand in 2008.
In addition, during 2010 we entered into an agreement to sell real property to Mr. Payne, which is scheduled to close in 2011. The sales price of $2.7 million is subject to certain adjustments for property taxes, utilities and owners association fees. Prior to entering the agreement, the independent members of the Governance & Nominating Committee of the Board approved the transaction after reviewing fully the relationship and proposed terms of the transaction.
During 2009, Mr. Payne entered into an agreement with the Bank, to guarantee the payment of interest through December 31, 2011 on loans between the Bank and an unrelated third party borrower. The interest guaranty agreement was subsequently extended through December 31, 2012. Under the terms of the interest guaranty agreement, Mr. Payne made interest payments to the Bank on behalf of the borrower of $487 thousand during 2010. No payments were made under the interest guarantee agreement in 2009. In addition, Mr. Payne pledged to the Bank collateral aggregating $8.5 million on the loans of the unrelated third party borrower, which in the event of borrower default is subject to liquidation by the Bank in partial satisfaction of the debt.
Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.
On January 28, 2010, the Board adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transaction or series of transactions in excess of $60 thousand with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of our company and our shareholders, as approved by the independent directors of our governance & nominating committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.

Subsequent to adoption of the related person transaction policy, all of the ongoing related party transactions described above were reviewed and approved by the independent directors of the Governance & Nominating Committee in accordance with the policy.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2012 annual meeting of shareholders is expected to be held on or about May 22, 2012, and proxy materials in connection with that meeting are expected to be mailed on or about April 4, 2012. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2012 annual meeting of shareholders is December 6, 2011, which is 120 days prior to the anniversary of the mailing date for our proxy materials. Additionally, under the terms of our amended and restated bylaws, shareholders who wish to present an item of business at the 2012 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to May 24, 2012, which will be the one-year anniversary of our 2011 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2012 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.
Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2010, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, PO Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ CAROL STEPHENS DONALDSON
Carol Stephens Donaldson
Secretary

Billings, Montana
March 31, 2011

ANNUAL MEETING OF SHAREHOLDERS OF
FIRST INTERSTATE BANCSYSTEM, INC.
May 24, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40016

ê   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê

■ 00003333333330400000 7	052411

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE NOMINEES IN PROPOSAL 1,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND FOR “2 YEARS” FOR PROPOSAL 4:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1	Election of Directors Nominees

					FOR	AGAINST	ABSTAIN
		(1)	Steven J. Corning		☐	☐	☐

		(2)	Charles E. Hart, M.D., M.S.		☐	☐	☐

		(3)	James W. Haugh		☐	☐	☐

		(4)	Charles M. Heyneman		☐	☐	☐

		(5)	Thomas W. Scott		☐	☐	☐

		(6)	Michael J. Sullivan		☐	☐	☐

		(7)	Martin A. White		☐	☐	☐

	2.	The ratification of McGladrey & Pullen, LLP as our independent registered accounting firm for 2011.			☐	☐	☐

	3.	Advisory vote approving the compensation of our named executive officers described in the proxy statement.			☐	☐	☐

				1 year	2 years	3 years	ABSTAIN

	4.	Advisory vote on the frequency of future votes on executive compensation		☐	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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☐	■
FIRST INTERSTATE BANCSYSTEM, INC.
Proxy for Annual Meeting of Shareholders on May 24, 2011
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Thomas W. Scott and Lyle R. Knight, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of First Interstate BancSystem, Inc., to be held on Tuesday, May 24, 2011, at 4:00 p.m., Mountain Daylight Time, at First Interstate Bank, Operations Center, 1800 Sixth Avenue No., Billings, Montana 59101, and at any adjournments or postponements thereof, as follows:
(Continued and to be signed on the reverse side.)

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